CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,240,000	$124.99

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $205,159.39 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $124.99 offset against the registration fee due for this offering and of which $205,034.40 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 195 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 39-A-I dated November 21, 2008	Registration Statement No. 333-155535 Dated May 26, 2009 Rule 424(b)(2)

Structured Investments	$2,240,000
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 3000 Index Fund due June 30, 2010

General

  The notes are designed for investors who seek a return of two times the appreciation of a weighted basket of exchange-traded funds up to a maximum total return on the notes of 20.00% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than 8%, be willing to lose up to 92% of their principal.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing June 30, 2010†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes priced on May 26, 2009 and are expected to settle on or about May 29, 2009.
  The terms of the notes and the description of the iShares® MSCI Emerging Markets Index Fund set forth below, to the extent they differ from the terms and description set forth in the accompanying product supplement no. 39-A-I, will supersede the terms and description set forth in product supplement no. 39-A-I. See “Supplemental Information” and Appendix B in this pricing supplement.

Key Terms

Basket:

The notes are linked to a basket consisting of the iShares® MSCI EAFE Index Fund (“EFA”), the iShares® MSCI Emerging Markets Index Fund (“EEM”) and the iShares® Russell 3000 Index Fund (“IWV”), (each a “Basket Fund” and together, the “Basket Funds”). For additional information about the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 3000 Index Fund, see Appendix A, Appendix B and Appendix C, respectively, to this pricing supplement.

Component Weightings:

The iShares® MSCI EAFE Index Fund Weighting is 25.00%, the iShares® MSCI Emerging Markets Index Fund Weighting is 25.00% and the iShares® Russell 3000 Index Fund Weighting is 50.00% (each a “Component Weighting,” and collectively, the “Component Weightings”).

Upside Leverage Factor:	2
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by two, subject to a Maximum Total Return on the notes of 20.00%. For example, if the Basket Return is equal to or greater than 10.00%, you will receive the Maximum Total Return on the notes of 20.00%, which entitles you to a maximum payment at maturity of $1,200 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + [$1,000 x (Basket Return x 2)]

Your principal is protected against up to a 8% decline in the Basket at maturity. If the Ending Basket Level declines from the Starting Basket Level by up to 8%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level declines from the Starting Basket Level by more than 8%, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond 8% and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return + 8%)]
If the Ending Basket Level declines from the Starting Basket Level by more than 8%, you could lose up to $920 per $1,000 principal amount note.
Buffer Amount:	8%, which results in a minimum payment of $80 per $1,000 principal amount note.
Basket Return:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows:
Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	On the Observation Date, the Basket Closing Level will be calculated as follows:

100 x [1 + ((iShares® MSCI EAFE Index Fund Return * iShares® MSCI EAFE Index Fund Weighting) + (iShares® MSCI Emerging Markets Index Fund Return * iShares® MSCI Emerging Markets Index Fund Weighting) + (iShares® Russell 3000 Index Fund Return * iShares® Russell 3000 Index Fund Weighting))]

Each of the returns set forth in the formula above refers to the Fund Return for the relevant Basket Fund, which reflects the performance of the relevant Basket Fund, expressed as a percentage, from the closing price of that Basket Fund on the pricing date to the closing price of that Basket Fund multiplied by the applicable Share Adjustment Factor on the Observation Date.

Share Adjustment Factor:

1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 39-A-I for further information about these adjustments.

Observation Date†:	June 25, 2010
Maturity Date†:	June 30, 2010
CUSIP:	48123LX82
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 39-A-I.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 39-A-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$11	$989

Total	$2,240,000	$24,640	$2,215,360

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $11.00 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other dealers of $1.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution” beginning on page PS-193 of the accompanying product supplement no. 39-A-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

May 26, 2009

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 39-A-I dated November 21, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 26, 2009 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 39-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 39-A-I dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005672/e33553_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Information

The following information supplements, and should be read in conjunction with, the information set forth in the accompanying product supplement no. 39-A-I.

For purposes of the notes offered hereby, when the accompanying product supplement no. 39-A-I refers to a “Basket Fund”, the “Basket Funds,” a “Basket Component” or the “Basket Components,” each such reference is deemed to include the iShares® MSCI EAFE Index Fund and the iShares® Russell 3000 Index Fund.

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by two, up to the Maximum Total Return on the notes of 20.00%, or a maximum payment at maturity of $1,200 for every $1,000 principal amount note. The notes may be appropriate for investors anticipating moderate appreciation in the Basket during the term of the notes and those seeking to enhance returns through leverage within the specified range of performance in exchange for a Maximum Total Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Basket Level, as compared to the Starting Basket Level, of up to the Buffer Amount of 8%. If the Ending Basket Level declines from the Starting Basket Level by more than the Buffer Amount, for every 1% decline of the Basket beyond the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, the notes will outperform the Basket on the downside by virtue of the buffer and you will receive a payment equal to at least $80 per $1,000 principal amount note at maturity.
  DIVERSIFICATION AMONG THE BASKET FUNDS — Because the iShares® Russell 3000 Index Fund makes up 50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the iShares® Russell 3000 Index Fund.
  The return on the notes is linked to a basket consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 3000 Index Fund. Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 3000 Index Fund. The iShares® MSCI EAFE Index Fund is an investment portfolio maintained and managed by iShares® Trust. The iShares® MSCI EAFE Index Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “EFA.” The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Astralasian and Far Eastern markets, as measured by the MSCI EAFE® Index, which we refer to as the MSCI EAFE Underlying Index. The iShares® MSCI Emerging Markets Index Fund is an investment portfolio maintained and managed by iShares®, Inc. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that trades on NYSE Arca under the ticker symbol “EEM.” The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index, which we refer to as the MSCI Emerging Markets Underlying Index. The iShares® Russell 3000 Index Fund is an investment portfolio maintained and managed by iShares® Trust. The iShares® Russell 3000 Index Fund is an exchange-traded fund that trades on NYSE Arca under the ticker symbol “IWV.” The iShares® Russell 3000 Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the publicly traded securities of the broad U.S. equity market, as measured by the Russell 3000 Index, which we refer to as the Russell 3000 Underlying Index. We refer to each of the MSCI EAFE Underlying Index, the MSCI Emerging Markets Underlying Index and the Russell 3000 Underlying Index as an “Underlying Index.” For additional information about the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 3000 Index Fund, see Appendix A, Appendix B and Appendix C, respectively, to this pricing supplement.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules in the following sentence, generate long-term capital gain or loss if held for more than one year. The notes may be treated as subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-1

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Funds or any of the equity securities held by the Basket Funds. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 39-A-I dated November 21, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $80 per $1,000 principal amount note. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level, beyond the Buffer Amount of 8%. Accordingly, you could lose up to $920 for each $1,000 principal amount note that you invest in.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 20.00%, regardless of the appreciation in the Basket, which may be significant.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spread may adversely affect the market value of the notes. Payment on the notes is dependent on JPMorgan Chase & Co.’s ability to pay the amount due on the notes at maturity, and therefore your payment on the notes is subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, which together comprise 50% of the Basket Weighting, are converted into U.S. dollars for the purposes of calculating the net asset value of such Basket Fund, holders of the notes will be exposed, in part, to currency exchange rate risk with respect to each of the currencies in which the equity securities held by such Basket Funds trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in such currencies in the relevant Basket Fund. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the net asset value of such Basket Fund or Basket Funds, and consequently, the Basket level, will be adversely affected and the payment at maturity may be reduced.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Funds would have.
  THERE ARE RISKS ASSOCIATED WITH THE BASKET FUNDS — Although shares of the Basket Funds are listed for trading on the NYSE Arca and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Basket Funds or that there will be liquidity in the trading market. In addition, BGFA is the investment adviser for each Basket Fund. The Basket Funds are subject to management risk, which is the risk that BGFA’s investment strategies, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BGFA may select up to 10% of a Basket Funds’ assets to be invested in shares of other iShares® funds. Any such action could adversely affect the market price of the shares of any or all of the Basket Funds, and consequently, the Basket level and the value of the notes.
  DIFFERENCES BETWEEN THE BASKET FUNDS AND THE UNDERLYING INDEX — The Basket Funds do not fully replicate their respective Underlying Indices, may hold securities not included in their respective Underlying Indices and their performance will reflect additional transaction costs and fees that are not included in the calculation of the respective Underlying Index, all of which may lead to a lack of correlation between the Basket Funds and their respective Underlying Indices. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Basket Funds and their respective Underlying Indices. Finally, because the shares of the Basket Funds are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of a Basket Fund may differ from the net asset value per share of such Basket Fund. For all of the foregoing reasons, the performance of the Basket Funds may not correlate with the performance of their respective Underlying Indices.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, we are currently one of the companies that make up the iShares® Russell 3000 Index Fund and the Russell 3000 Underlying Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the Basket Funds or the Underlying Indices. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Basket Funds or the Underlying Indices and the notes.
  THE ANTI-DILUTION PROTECTION FOR THE BASKET FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Basket Funds. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Basket Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the prices of the Basket Funds on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Basket Funds;
    the time to maturity of the notes;
    the dividend rate on the equity securities underlying the Basket Funds;
    interest and yield rates in the market generally as well as in the markets of the equity securities held by the Basket Funds;
    a variety of economic, financial, political, regulatory or judicial events;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities held by the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund trade and the correlation between those rates and the prices of shares of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund;
    the occurrence of certain events to the Basket Funds that may or may not require an adjustment to the Share Adjustment Factor; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-2

  NON-U.S. SECURITIES RISK — The equity securities that compose the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table, graph and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Maximum Total Return on the notes of 20.00% and the Buffer Amount of 8%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180.00	80.00%	20.00%
165.00	65.00%	20.00%
150.00	50.00%	20.00%
140.00	40.00%	20.00%
130.00	30.00%	20.00%
120.00	20.00%	20.00%
110.00	10.00%	20.00%
105.00	5.00%	10.00%
102.50	2.50%	5.00%
101.00	1.00%	2.00%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
92.00	-8.00%	0.00%
90.00	-10.00%	-2.00%
85.00	-15.00%	-7.00%
80.00	-20.00%	-12.00%
70.00	-30.00%	-22.00%
60.00	-40.00%	-32.00%
50.00	-50.00%	-42.00%
40.00	-60.00%	-52.00%
30.00	-70.00%	-62.00%
20.00	-80.00%	-72.00%
10.00	-90.00%	-82.00%
0.00	-100.00%	-92.00%

The following graph demonstrates the hypothetical total return on the notes at maturity for a sub-set of the Basket Returns detailed in the table above (-60% to 60%).  Your investment may result in a loss of up to 92% of your principal at maturity.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-3

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph on the previous page are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 105.
Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 2 does not exceed the Maximum Total Return of 20.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 2)] = $1,100

Example 2: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 95.
Although the Basket Return is negative, because the Ending Basket Level of 95 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 8%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 120.
Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 2 exceeds the Maximum Total Return of 20.00%, the investor receives a payment at maturity of $1,200 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 80.
Because the Basket Return is negative and the Ending Basket Level of 80 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 8%, the investor receives a payment at maturity of $880 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-20% + 8%)] = $880

Example 5: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 0.
Because the Basket Return is negative and the Ending Basket Level is less than the Starting Basket Level of 100 by more than the Buffer Amount of 8%, the investor receives a payment at maturity of $80 per $1,000 principal amount note, which reflects the principle protection provided by the Buffer Amount of 8%, calculated as follows:

$1,000 + [$1,000 x (-100% + 8%)] = $80

Historical Information

The following graphs show the historical weekly performance of each Basket Fund as well as the Basket as a whole from January 2, 2004 through May 22, 2009. The graph of the historical Basket performance assumes the Basket level on January 2, 2004 was 100 and the Component Weightings specified on the cover of this pricing supplement on that date. The closing price of the iShares® MSCI EAFE Index Fund on May 26, 2009 was $46.96. The closing price of the iShares® MSCI Emerging Markets Index Fund on May 26, 2009 was $32.18. The closing price of the iShares® Russell 3000 Index Fund on May 26, 2009, was $53.20.

We obtained the various Basket Fund closing prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical prices of each Basket Fund and of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing price of any Basket Fund on the Observation Date. We cannot give you assurance that the performance of the Basket Funds will result in the return of any of your initial investment in excess of $80 per $1,000 principal amount note.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-4

APPENDIX A

The iShares® MSCI EAFE Index Fund

     We have derived all information contained in this pricing supplement regarding the iShares® MSCI EAFE Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Trust (“iShares® Trust”), Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). The iShares® MSCI EAFE Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment adviser to the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “EFA.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BGFA, the iShares® MSCI EAFE Index Fund, please see the Prospectus, dated January 1, 2008 (as supplemented on December 1, 2008). In addition, information about iShares and the iShares® MSCI EAFE Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

     The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Astralasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “MSCI EAFE Underlying Index”). The iShares® MSCI EAFE Index Fund holds equity securities traded primarily in certain developed markets. The MSCI EAFE Underlying Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For more information about the MSCI EAFE Underlying Index, please see “The MSCI Indices” below.

     As of December 31, 2008, the iShares® MSCI EAFE Index Fund holdings by country consisted of the following 21 countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. In addition, as of such date, the iShares® MSCI EAFE Index Fund’s three largest holdings by country were Japan, the United Kingdom and France. As of December 31, 2008, its three largest equity securities were Nestle SA-REG, BP PLC and Novartis AG-REG, and its three largest sectors were financials, industrials and consumer staples.

     The iShares® MSCI EAFE Index Fund uses a representative sampling strategy (as described below under “— Representative Sampling”) to try to track the MSCI EAFE Underlying Index. In addition, in order to improve its portfolio liquidity and its ability to track the MSCI EAFE Underlying Index, iShares® MSCI EAFE Index Fund may invest up to 10% of its assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Underlying Index. BGFA will not charge portfolio management fees on that portion of the iShares® MSCI EAFE Index Fund’s assets invested in shares of other iShares® funds.

Representative Sampling

     The iShares® MSCI EAFE Index Fund pursues a “representative sampling” strategy in attempting to track the performance of the MSCI Underlying Index, and generally does not hold all of the equity securities included in the MSCI EAFE Underlying Index. The iShares® MSCI EAFE Index Fund invests in a representative sample of securities in the MSCI Underlying Index, which have a similar investment profile as the MSCI EAFE Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI EAFE Underlying Index.

Correlation

     The MSCI EAFE Underlying Index is a theoretical financial calculation, while the iShares® MSCI EAFE Index Fund is an actual investment portfolio. The performance of the iShares® MSCI EAFE Index Fund and the MSCI EAFE Underlying Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® MSCI EAFE Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the MSCI EAFE Underlying Index.

Industry Concentration Policy

     The iShares® MSCI EAFE Index Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the iShares® MSCI EAFE Index Fund will concentrate to approximately the same extent that the MSCI Underlying Index concentrates in the stocks of such particular industry or group of industries.

Holdings Information

     As of April 30, 2009, 99.10% of the iShares® MSCI EAFE Index Fund’s holdings consisted of equity securities, 0.02% consisted of cash and 0.88% was in other assets, including dividends booked but not yet received. The following tables summarize the iShares® MSCI EAFE Index Fund’s top holdings in individual companies and by sector as of such date.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-5

Top holdings in individual securities as of April 30, 2009

Percentage of
Company	Total Holdings
BP PLC	1.76%
Nestle SA-REG	1.66%
HSBC Holdings PLC	1.59%
Total SA	1.43%
Toyota Motor Corp.	1.42%
Vodafone Group PLC	1.27%
Novartis AG-REG	1.20%
Roche Holding AG-Genusschein	1.18%
BHP Billiton LTD	1.09%
Royal Dutch Shell PLC-A SHS	1.08%

Top holdings by sector as of April 30, 2009

Percentage of
Sector	Total Holdings
Financials	23.40%
Industrials	11.58%
Consumer Discretionary	10.77%
Consumer Staples	9.56%
Materials	8.91%
Energy	8.68%
Health Care	8.47%
Utilities	6.39%
Telecommunication Services	6.04%
Information Technology	5.30%

     The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Disclaimer

     The notes are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI EAFE Underlying Index

     See “The MSCI Indices” on page PS-9 of this pricing supplement for information regarding the MSCI EAFE Underlying Index.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-6

APPENDIX B

The iShares® MSCI Emerging Markets Index Fund

     We have derived all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®, Inc. (“iShares®, Inc.”), BGI and BGFA. The iShares® MSCI Emerging Markets Index Fund is an investment portfolio maintained and managed by iShares® Trust. BGFA is the investment adviser to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an ETF that trades on the NYSE Arca under the ticker symbol “EEM.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BGFA, the iShares® MSCI Emerging Markets Index Fund, please see the Prospectus, dated January 1, 2009 (as revised on January 20, 2009 and as supplemented on April 13, 2009). In addition, information about iShares and the iShares® MSCI Emerging Markets Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

     The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index (the “MSCI Emerging Markets Underlying Index”). The iShares® MSCI Emerging Markets Index Fund holds equity securities traded primarily in the global emerging markets. The MSCI Emerging Markets Underlying Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Emerging Markets Underlying Index, please see “The MSCI Indices” below.

     As of April 30, 2009, the iShares® MSCI Emerging Markets Index Fund holdings by country consisted of the following 23 countries: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, Philippines, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. In addition, as of such date, the iShares® MSCI Emerging Markets Index Fund’s three largest holdings by country were China, Brazil and South Korea. As of March 31, 2009, its three largest equity securities were Samsung Electronics Co., Ltd., Taiwan Semiconductor Manufacturing Co., Ltd. and Chunghwa Telecom Co., Ltd., and its three largest sectors were financials, information technology and energy.

     The iShares® MSCI Emerging Markets Index Fund uses a representative sampling strategy (as described below under “— Representative Sampling”) to try to track the MSCI Emerging Markets Underlying Index. In addition, in order to improve its portfolio liquidity and its ability to track the MSCI Emerging Markets Underlying Index, iShares® MSCI Emerging Markets Index Fund may invest up to 10% of its assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Underlying Index. BGFA will not charge portfolio management fees on that portion of the iShares® MSCI Emerging Markets Index Fund’s assets invested in shares of other iShares®, Inc. funds.

Representative Sampling

     The iShares® MSCI Emerging Markets Index Fund pursues a “representative sampling” strategy in attempting to track the performance of the MSCI Emerging Markets Underlying Index, and generally does not hold all of the equity securities included in the MSCI Emerging Markets Underlying Index. The iShares® MSCI Emerging Markets Index Fund invests in a representative sample of securities in the MSCI Emerging Markets Underlying Index, which have a similar investment profile as the MSCI Emerging Markets Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Underlying Index.

Correlation

     The MSCI Emerging Markets Underlying Index is a theoretical financial calculation, while the iShares® MSCI Emerging Markets Index Fund is an actual investment portfolio. The performance of the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Underlying Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® MSCI Emerging Markets Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the MSCI Underlying Index.

Industry Concentration Policy

     The iShares® MSCI Emerging Markets Index Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the iShares® MSCI Emerging Markets Index Fund will concentrate to approximately the same extent that the MSCI Emerging Markets Underlying Index concentrates in the stocks of such particular industry or group of industries.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-7

Holdings Information

     As of April 30, 2009, 99.44% of the iShares® MSCI Emerging Markets Index Fund’s holdings consisted of equity securities, 0.18% consisted of cash and 0.37% was in other assets, including dividends booked but not yet received. The following tables summarize the iShares® MSCI Emerging Markets Index Fund’s top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of April 30, 2009

Percentage of
Company	Total Holdings
Taiwan Semiconductor Manufacturing Co., Ltd.	4.09%
Samsung Electronics Co., Ltd.	3.92%
Chunghwa Telecom Co., Ltd.	2.57%
POSCO	2.43%
China Mobile, Ltd.	2.33%
Itau Unibanco Banco Multiplo S.A.	2.30%
Petroleo Brasileiro S.A.	2.29%
Petroleo Brasileiro S.A.	2.16%
OAO Gazprom	2.03%
Siliconware Precision Industries Co, Ltd	1.78%

Top holdings by sector as of April 30, 2009

Percentage of
Sector	Total Holdings
Financials	21.79%
Information Technology	16.19%
Energy	15.07%
Materials	13.93%
Telecommunication Services	13.07%
Industrials	5.05%
Utilities	4.37%
Consumer Staples	3.91%
Consumer Discretionary	3.44%
Health Care	2.31%

     The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Disclaimer

     The notes are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Emerging Markets Underlying Index

     See “The MSCI Indices” on page PS-9 of this pricing supplement for information regarding the MSCI Emerging Markets Underlying Index.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-8

The MSCI Indices

     We have derived all information contained in this pricing supplement regarding the MSCI EAFE®Index and the MSCI Emerging Markets Index (together, “the MSCI Indices”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). We make no representation or warranty as to the accuracy or completeness of such information. The MSCI Indices are calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, either of the MSCI Indices.

Transition

     On March 28, 2007, MSCI announced changes to the methodology used by MSCI to calculate its Standard and Small Cap Indices. The transition of the Standard and Small Cap Indices to the MSCI Indices occurred in two phases, the first completed as of November 30, 2007 and the second completed as of May 30, 2008. The current index calculation methodology used to formulate the MSCI Indices (and which is also used to formulate the indices included in the MSCI Global Index Series) (the “MSCI Global Investable Market Indices Methodology”) was implemented as of June 1, 2008.

The MSCI EAFE® Index

     The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. As of April 30, 2009, the MSCI EAFE® Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI Singapore Index is reported by Bloomberg L.P. under the ticker symbol “MXEA.”

The MSCI Emerging Markets Index

     The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. As of April 30, 2009, the MSCI Emerging Markets Index consisted of the following 23 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. The MSCI Emerging Markets Index is reported by Bloomberg L.P. under the ticker symbol “MXEF.”

Constructing the MSCI Global Investable Market Indices

     MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

     The “relevant market” with respect to a single country index is equivalent to the single country, except in DM-classified countries in Europe (as described below), where all such countries are first aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the MSCI Global Investable Market Indices Methodology.

     The “relevant market” with respect to a composite index includes each of the single countries which comprise the composite index.

     The “Equity Universe” is the aggregation of all Market Investable Equity Universes. The “DM Investable Equity Universe” is the aggregation of all the Market Investable Equity Universes for Developed Markets.

     Defining the Equity Universe

     (i)     Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

     (ii)     Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

     Determining the Market Investable Equity Universes

     A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

     The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii)	Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-9

(iii)	DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity as measured by the Annualized Traded Value Ratio (“ATVR”) and the Frequency of Trading. The ATVR screens out extreme daily trading volumes, taking into account the free float-adjusted market capitalization size of securities. The aim of the 12-month and 3-month ATVR together with 3-month Frequency of Trading is to select securities with a sound long and short-term liquidity. A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developing Market. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

In instances when a security does not meet the above criteria, the security will be represented by a relevant liquid eligible Depository Receipt if it is trading in the same geographical region. Depository Receipts are deemed liquid if they meet all the above mentioned criteria for 12-month ATVR, 3-month ATVR and 3-month Frequency of Trading.

(iv)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

(v)	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

     Defining Market Capitalization Size Segments for Each Market

     Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

Investable Market Index (Large + Mid + Small)

Standard Index (Large + Mid)

Large Cap Index

Mid Cap Index

Small Cap Index

     Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

     Index Continuity Rules for the Standard Indices

     In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

     If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

     Creating Style Indices within Each Size Segment

     All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

     Classifying Securities under the Global Industry Classification Standard

     All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard (“GICS”). The GICS entails four levels of classification: (1) sector; (2) industry groups; (3) industries; (4) sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Maintenance of the MSCI Indices

     The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-10

     In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

Updating the indices on the basis of a fully refreshed Equity Universe.

Taking buffer rules into consideration for migration of securities across size and style segments. Updating FIFs and Number of Shares (“NOS”).

     The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

Reflecting the impact of significant market events on FIFs and updating NOS.

     QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii)	Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

     The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November. The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. All changes resulting from corporate events are announced prior to their implementation.

     The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time through the Advance Corporate Events (ACE) File.

     In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

     In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

     Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

     Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation.

Index Calculation

     Price Index Level

     The MSCI Indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

IndexAdjustedMarketCapUSDt
PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×
IndexInitialMarketCapUSDt

IndexAdjustedMarketCapForLocalt
PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×
IndexInitialMarketCapUSDt

     Where:

  PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1

  IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t

  IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-11

  PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1

  IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

     Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

Security Price Index Level

SecurityAdjustedMarketCapForLocalt
SecurityPriceIndexLevel1 = SecurityPriceIndexLevelt-1 ×
SecurityInitialMarketCapUSDt

     SecurityAdjustedMarketCapForLocalt =

IndexNumberOfSharest -1 × PricePerSharet × InclusionFactort x PAFt		ICIt
×
FXratet-1		ICIt-1

IndexNumberOfSharest -1 × PricePerSharet-1 × InclusionFactort
SecurityInitialMarketCapUSDt =
FXratet-1

     Where:

  SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

  SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

  SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

  IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

  PricePerSharet is the price per share of security s at time t.

  PricePerSharet-1 is the price per share of security s at time t-1.

  InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

  PAFt is the Price Adjustment Factor of security s at time t.

  FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

  ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

  ICIt-1 is the Internal Currency Index of price currency at time t-1.

  Index Market Capitalization

     IndexAdjustedMarketCapUSDt =

Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt

FXratet

     IndexAdjustedMarketCapForLocalt =

Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt	×	ICIt

FXratet-1		ICIt-1

     IndexInitialMarketCapUSDt =

Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort

FXratet-1

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-12

     Where:

  IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

  PricePerSharet is the price per share of security s at time t.

  PricePerSharet-1 is the price per share of security s at time t-1.

  InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

  PAFt is the Price Adjustment Factor of security s at time t.

  FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

  FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

  ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

  ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

     Mergers and Acquisitions

     As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

     Tender Offers

     In tender offers, the acquired or merging security is generally deleted from the applicable MSCI Indices at the end of the initial offer period, when the offer is likely to be successful and / or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

     In certain cases, securities may be deleted earlier than the last offer day. For example, in the case of tender offers in the United Kingdom, a security is typically deleted two business days after the offer is declared unconditional in all respects.

     If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

     Late Announcements of Completion of Mergers and Acquisitions

     When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

     Conversions of Share Classes

     Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

     Spin-Offs

     On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

     In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

     When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

     Corporate Actions

     Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-13

     If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

     Share Placements and Offerings

     Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

     Debt-to-Equity Swaps

     In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

     Suspensions and Bankruptcies

     MSCI will remove from the MSCI Indices as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

License Agreement with MSCI

     We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI Indices, which are owned and published by MSCI, in connection with certain securities, including the notes.

     THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JPMORGAN CHASE & CO. (THE “LICENSEE”). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THIS FINANCIAL PRODUCT IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

     ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-14

APPENDIX C

The iShares® Russell 3000 Index Fund

     We have derived all information contained in this pricing supplement regarding the iShares® Russell 3000 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BGI, and BGFA. The iShares® Russell 3000 Index Fund is an investment portfolio maintained and managed by iShares® Trust. BGFA is the investment adviser to the iShares® Russell 3000 Index Fund. The iShares® Russell 3000 Index Fund is an ETF that trades on NYSE Arca under the ticker symbol “IWV.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 3000 Index Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BGFA and the iShares® Russell 3000 Index Fund, please see the Prospectus, dated August 1, 2008 (as supplemented on April 13, 2009). In addition, information about iShares Trust and the iShares® Russell 3000 Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

     On April 9, 2009, the parent company of BGFA entered into an agreement to sell its interest in BGFA and certain affiliated companies to Blue Sparkle, L.P., a Cayman Island limited partnership (the “Transaction”). It is anticipated that the iShares® Russell 3000 Index Fund’s current investment advisory agreement with BGFA will be terminated, and a new investment advisory agreement with BGFA will be entered into in connection with the Transaction’s completion.

     Investment Objective and Strategy

     The iShares® Russell 3000 Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the publicly traded securities of the broad U.S. equity market, as measured by the Russell 3000 Index, which we refer to as the Russell 3000 Underlying Index. See “— The Russell 3000® Index” below for more information about the Russell 3000 Underlying Index. The iShares® Russell 3000 Index Fund’s investment objective may be changed without shareholder approval.

     As of May 22, 2009, the iShares® Russell 3000 Index Fund’s three largest holdings were Exxon Mobil Corporation, The Procter & Gamble Company and Microsoft Corporation, and its three largest sectors were technology, financial services and health care.

     The iShares® Russell 3000 Index Fund uses a representative sampling strategy (as described below under “— Representative Sampling”) to try to track the Russell 3000 Underlying Index. The iShares® Russell 3000 Index Fund generally invests at least 90% of its assets in the securities of the Russell 3000 Underlying Index and depositary receipts representing securities of the Russell 3000 Underlying Index. The iShares® Russell 3000 Index Fund may invest the remainder of its assets in securities not included in the Russell 3000 Underlying Index, but which BGFA believes will help the iShares® Russell 3000 Index Fund track the Russell 3000 Underlying Index. The iShares® Russell 3000 Index Fund also may invest its other assets in futures contracts, options on futures contracts, options, and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA.

     Representative Sampling

     The iShares® Russell 3000 Index Fund pursues a “representative sampling” strategy in attempting to track the performance of the Russell 3000 Underlying Index. The iShares® Russell 3000 Index Fund invests in a representative sample of securities in the Russell 3000 Underlying Index that collectively has an investment profile similar to the Russell 3000 Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 3000 Underlying Index. The iShares® Russell 3000 Index Fund may or may not hold all of the securities that are included in the Russell 3000 Underlying Index.

     Correlation

     The Russell 3000 Underlying Index is a theoretical financial calculation, while the iShares® Russell 3000 Index Fund is an actual investment portfolio. The performance of the iShares® Russell 3000 Index Fund and the Russell 3000 Underlying Index may vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares® Russell 3000 Index Fund’s portfolio and the Russell 3000 Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® Russell 3000 Index Fund but not to the Russell 3000 Underlying Index or representative sampling. A figure of 100% would indicate perfect correlation. The difference between the performance (return) of the iShares® Russell 3000 Index Fund’s portfolio and that of the Russell 3000 Underlying Fund is called “tracking error.” BGFA expects that, over time, the Fund’s tracking error will not exceed 5%. The iShares® Russell 3000 Index Fund’s use of a representative sampling indexing strategy can be expected to have a greater tracking error than if the iShares® Russell 3000 Index Fund used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

     Industry Concentration Policy

     The iShares® Russell 3000 Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the Russell 3000 Underlying Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

     Holdings Information

     As of May 22, 2009, 99.64% of the iShares® Russell 3000 Index Fund’s holdings consisted of equity securities, 0.14% consisted of cash and 0.22% was in other assets, including dividends booked but not yet received. The following tables summarize the iShares® Russell 3000 Index Fund’s top holdings in individual companies and by sector as of March 31, 2009.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-15

Top holdings in individual securities as of May 22, 2009

Percentage of
Company	Total Holdings
Exxon Mobil Corporation	3.36%
The Procter & Gamble Company	1.69%
Microsoft Corporation	1.68%
Johnson & Johnson	1.63%
AT&T Inc.	1.49%
International Business Machines Corporation	1.48%
General Electric Company	1.46%
Chevron Corporation	1.41%
JPMorgan Chase & Co.	1.35%
Wal-Mart Stores, Inc	1.17%

Top holdings by sector as of May 22, 2009

Percentage of
Sector	Total Holdings
Technology	15.29%
Financial Services	14.40%
Health Care	13.51%
Consumer Discretionary	12.57%
Consumer Staples	8.82%
Utilities	7.08%
Integrated Oils	6.48%
Producer Durables	6.38%
Other Energy	5.28%
Materials & Processing	5.23%

     The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

     Disclaimer

     The notes are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

     The Russell 3000® Underlying Index

     We have derived all information contained in this pricing supplement regarding the Russell 3000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investments (“Russell”). We make no representation or warranty as to the accuracy or completeness of such information. The Russell 3000® Index was developed by Russell Investment Group (formerly, Frank Russell Company) and is calculated, maintained and published by Russell, a subsidiary of Russell Investment Group. Russell has no obligation to publish, and may discontinue the publication of, the Russell 3000® Index.

     The Russell 3000® Index is reported by Bloomberg L.P. under the ticket symbol “RAY.”

     The Russell 3000® Index measures the capitalization-weighted price performance of the stocks included in the Russell 3000® Index (the “Russell 3000 Component Stocks”) and is designed to represent the broad U.S. equity market. All stocks included in the Russell 3000® Index are traded on a major U.S. exchange. The companies included in the Russell 3000® Index represent approximately 98% of the U.S. equity market and are 3,000 of the largest U.S. companies that form the Russell 3000E™ Index. The Russell 3000E™ Index is not the same as the Russell 3000® Index, which is a subset of the Russell 3000E™ Index. The Russell 3000E™ Index is composed of the 4,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market. The Russell 3000® Index consists of the 3,000 companies included in the Russell 1000® Index and the Russell 2000® Index, each of which are subsets of the Russell 3000E™ Index.

     Selection of Stocks Underlying the Russell 3000® Index. The Russell 3000® Index is a sub-index of the Russell 3000E™ Index. To be eligible for inclusion in the Russell 3000E™ Index, and, consequently, the Russell 3000® Index, a company’s stocks must be listed on the last trading day of May of any given year and Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

     U.S.-incorporated companies are eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 3000® Index. Companies incorporated in the following countries/regions are also reviewed for eligibility: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama and Turks and Caicos Islands. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000E™ Index, and, consequently, the Russell 3000® Index. Companies incorporated in these regions are specifically considered eligible for the Russell 3000® Index only if the company meets one of the following criteria: (i) the company headquarters are in the U.S. or (ii) the company headquarters are also in the designated region/country, and the primary exchange for local shares is in the United States. ADRs are not eligible for inclusion in the Russell 3000E™ Index, and, consequently, the Russell 3000® Index.

     The following securities are specifically excluded from the Russell 3000® Index: (i) stocks that are not traded on a major U.S. exchange; (ii) preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii), royalty trusts, limited liability companies, closed-end investment companies, (business development companies, or BDCs, are eligible), blank check companies, special purpose acquisition companies, or SPACs, and limited partnerships. The exclusion of blank check companies and SPACs became effective in the first quarter of 2008, but existing members are grandfathered until the 2008 annual reconstitution. In addition, Berkshire Hathaway is excluded as a special exception.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-16

     The primary criteria used to determine the initial list of securities eligible for the Russell 3000E™ Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary trading vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 (on their primary exchange) on the last trading day of May of any given year to be eligible for inclusion in the Russell 3000® Index. In order to reduce unnecessary turnover, if an existing Russell 3000 Component Stock’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a Russell 3000 Component Stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Quarterly IPO additions must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, the stock will be eligible for inclusion but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

     Companies with a total market capitalization of less than $30 million are not eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 3000® Index. Companies with only a small portion of their shares available in the marketplace are also not eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 3000® Index. Large capitalization companies with 1% or less float, and small capitalization companies with 5% or less, will be removed from eligibility.

     The Russell 3000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization as of the last trading day of May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, except that if the last Friday of June of any year is the 28th, 29th or 30th, reconstitution will occur on the preceding Friday. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

     Capitalization Adjustments. As a capitalization-weighted index, the Russell 3000® Index reflects changes in the capitalization, or market value, of the Russell 3000 Component Stocks relative to the capitalization on a base date. The current Russell 3000® Index value is calculated by adding the market values of the Russell 3000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 3,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 3000® Index on the base date of December 31, 1986. To calculate the Russell 3000® Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a Russell 3000 Component Stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 3000® Index. In order to provide continuity for the Russell 3000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 3000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

     Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

     The following types of shares are considered unavailable for the purposes of capitalization determinations:

  ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

  Corporate cross-owned shares – corporate cross-ownership occurs when shares of a company in the Russell 3000® Index are held by another member of a Russell index (including Russell Global Indexes). Any percentage held in this class will be adjusted;

  Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 3000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 3000® Index, partnerships, insurance companies not in the Russell 3000® Index, mutual funds, banks not in the Russell 3000® Index or venture capital funds;

  Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange;

  Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Russell 3000® Index; and

  Government Holdings:

    Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

    Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

    Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

     Corporate Actions Affecting the Russell 3000® Index. The following summarizes the types of Russell 3000® Index maintenance adjustments and indicates whether or not a Russell 3000® Index adjustment is required.

  “No Replacement” Rule – Securities that leave the Russell 3000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 3000® Index over a year will fluctuate according to corporate activity.

  Rules for Deletions – When a stock is acquired, delisted or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 3000® Index at the market close on the effective date or when the stock is no longer trading on the exchange if the corporate action is considered to be final prior to 2:00 p.m. Eastern Standard Time, or the following day if the corporate action is considered to be final after 2:00 p.m. Eastern Standard Time. Companies that file for a Chapter 7 liquidation bankruptcy will be removed from the Russell 3000® Index at the time of the bankruptcy filing; whereas, companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 3000® Index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. Members of the Russell 3000® Index that are re-incorporated in another country are deleted when the re-incorporation is final.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-17

  Rules for Additions – The only additions between reconstitution dates are as a result of spin-offs, reincorporations and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off company is sufficiently large. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution. If a U.S. spin-off occurs from a Russell Global ex-U.S. Index member, the spun-off company will be placed in the parent’s index and capitalization tier of the Russell Global Index. A member of the Russell Global Index that is reincorporating to the United States or one of the eligible countries/regions described above will be added to the Russell 3000E™ Index when the reincorporation is final.

  Merger and Acquisition – When mergers or acquisitions occur, changes to the membership and weighting of members within the Russell 3000® Index occur. In the event a merger or acquisition occurs between members of the Russell 3000® Index, the acquired company is deleted and its market capitalization moves to the acquiring stock according to the terms of the merger; hence, mergers have no effect on the Russell 3000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. If the acquiring company is a member of the Russell 3000® Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end. If the acquiring company is not a member of any of the Russell Indexes, there are two possibilities:

    Reverse Merger – If the acquiring company is a private, non-publicly traded company or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell Index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger. The acquired company will be removed from the current index simultaneously.

    Standard Action – The acquired company is deleted after the action is final.

  De-listed Stocks – When stocks from the Russell 3000® Index are deleted as a result of exchange de-listing or reconstitution, the price used will be the closing primary exchange price on the day of deletion, or the following day using the closing OTC bulletin board price. However, there may be corporate events, such as mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

  Rule for Re-Classification and Re-Incorporation – For re-classification of shares, adjustments will be made at the open of the ex- date using previous day closing prices. For re-incorporations, deleted entities will be removed either after the close of the current day using the last traded price, if the re-incorporation achieves final status prior to 2:00 p.m. Eastern Standard Time, or after the close of the following day at the last traded price, if the re-incorporation achieves final status after 2:00 p.m. Eastern Standard Time.

     Updates to Share Capital Affecting the Russell 3000® Index. Each month, the Russell 3000® Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 3000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

     Pricing of Securities Included in the Russell 3000® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell 3000® Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Russell 3000® Index calculations.

     Disclaimers. The notes are not sponsored, endorsed, sold, or promoted by Russell or any successor thereto or index owner and neither Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 3000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 3000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 3000® Index is based. Russell’s only relationship to JPMorgan Chase & Co. and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 3000® Index which is determined, composed and calculated by Russell without regard to JPMorgan Chase & Co. and its affiliates or the notes. Russell is not responsible for and has not reviewed the notes or any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 3000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

     “Russell 3000® Index” and “Russell 3000E™ Index” are trademarks of Russell and have been licensed for use by JPMorgan Chase Bank, National Association and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by Russell and Russell makes no representation regarding the advisability of entering into this transaction.

     RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 3000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO. AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 3000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 3000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Basket Consisting of the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and iShares® Russell 3000 Index Fund

PS-18